Exhibit 10.26

ASSIGNMENT AGREEMENT

This Assignment Agreement (the "Agreement") is made and entered into as of October 14, 2016 by and among ECA360 Corp., a Nevada corporation ("ECA360") and wholly-owned subsidiary of MeeMee Media, Inc., a Nevada Corporation ("MeeMee"), MeeMee, ECA World Fitness Alliance, a Delaware corporation ("Assignor"), and Carol Scott ("Scott"), the sole owner of Assignor, with reference to the following facts:

WHEREAS, MeeMee, Assignor and Scott entered into an Exclusive License Agreement dated July 17, 2015 pursuant to which Assignor and Scott licensed certain intellectual property to MeeMee (the "License Agreement"), and MeeMee and Scott entered into a related Consulting Agreement dated July 17, 2015 which has been terminated (the "Consulting Agreement");

WHEREAS, MeeMee has invested $189,913.45 into the business conducted pursuant to the License Agreement as of the date hereof;

WHEREAS, the parties desire for the License Agreement and related intellectual property to be assigned to ECA360;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.            In consideration for the purchase price of One Dollar ($1.00) and ECA360's assumption of the debt owed by Assignor to Marriot International Hotel, Inc. 1965 Hawks Landing, Louisville, TN 37777 in the amount of $51,198.15 described in the payment plan agreement dated July 8, 2016 (the "Marriot Debt"), Assignor and Scott do hereby irrevocably convey, transfer, and assign unto ECA360, and ECA360 hereby accepts Assignor and Scott's entire right, title and interest in and to the following: (a) the License Agreement; and (b) the related intellectual property described on Schedule 1 (hereinafter, the "Assigned IP"). Except for the Marriot Debt, neither MeeMee nor ECA360 shall assume any liabilities or obligations of Assignor or Scott. MeeMee hereby consents to the assignment of the License Agreement as provided herein.

2.            Each party hereby covenants and agrees to cooperate with the other to enable the parties to effectuate their rights and obligations hereunder and to enable ECA360 to enjoy to the fullest extent the right, title and interest to the Assigned IP herein conveyed in the United States and foreign countries.  Such cooperation by the parties shall include execution of documents and other assistance all to the extent deemed necessary or desirable by the other party and ECA360 for perfecting in ECA360 the right, title and interest herein conveyed, so long as there is no cost or expense to Assignor for such cooperation. ECA360 shall effectuate the transfer of ecaworldfitness.com website and emails, ECA membership database, ECA marketing materials, event software and Regonline software to ECA360 within two (2) days of the execution hereof, at which time ECA's obligation to maintain and pay for same shall terminate.

3.            Each party hereto represents and warrants that: (i) each of them has the power and authority to enter into this Agreement and perform its obligations under this Agreement; (ii) other than the consent of MeeMee as provided herein, no third party consents, assignments or licenses are necessary to perform under this Agreement; (iii) all obligations of each party under the License Agreement and the Consulting Agreement have been fulfilled, and there are no outstanding liabilities or amounts owed by any party to the other party, including, without limitation, there are no outstanding liabilities or amounts owed by either party to the other party pursuant to or in connection with the License Agreement or Consulting Agreement.

4.            Except for any rights or claims created by or contained in this Agreement, Assignor and Scott, for itself, herself and each of their representatives, successors and assigns, does hereby release, acquit and forever discharge each of ECA360, MeeMee, and its directors, officers, shareholders, agents, insurance carriers, parents, subsidiaries, attorneys, insurers, successors, and/or assigns (collectively, the "MeeMee Released Parties"), from and against any and all claims, rights, demands, actions, obligations, liabilities and causes of action, whether asserted or un-asserted, of any and every kind, nature and character whatsoever, known or unknown, that it may now have or has ever had against the MeeMee Released Parties or any one of them, including but not limited to those arising from or in any way connected with or related to the License Agreement and the Consulting Agreement.  It is the intention of the parties that this Agreement shall be effective as a bar to each and every claim, demand and cause of action specified herein.  In furtherance of this intention, each of Assignor and Scott expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action specified herein.

Assignor and Scott acknowledge that it or she may hereafter discover claims or facts in addition to, or different from, those which such party now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement.  Nevertheless, Assignor and Scott hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.  Assignor and Scott acknowledge that they understand the significance and consequence of such release.

5.            Except for any rights or claims created by or contained in this Agreement, MeeMee and ECA360 for themselves and each of their representatives, successors and assigns, does hereby release, acquit and forever discharge each of Assignor and Scott, and its directors, officers, shareholders, agents, insurance carriers, parents, subsidiaries, attorneys, insurers, successors, and/or assigns (collectively, the "Scott Released Parties"), from and against any and all claims, rights, demands, actions, obligations, liabilities and causes of action, whether asserted or un-asserted, of any and every kind, nature and character whatsoever, known or unknown, that it may now have or has ever had against the Scott Released Parties or any one of them, including but not limited to those arising from or in any way connected with or related to the License Agreement and the Consulting Agreement.  It is the intention of the parties that this Agreement shall be effective as a bar to each and every claim, demand and cause of action specified herein.  In furtherance of this intention, each of MeeMee and ECA360 expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action specified herein.

MeeMee and ECA360 acknowledge that it may hereafter discover claims or facts in addition to, or different from, those which such party now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement.  Nevertheless, MeeMee and ECA360 hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts.  MeeMee and ECA360 acknowledge that they understand the significance and consequence of such release.

6.            Each party hereto shall each indemnify, hold harmless and defend each other party and each of its assigns from and against any loss, liability, damages or expense (including attorneys' fees) suffered or incurred by either of them and/or its assigns as a result of a material breach of any obligation, representation, warranty, covenant or agreement made by the breaching party in this Agreement, or because any representation or warranty by the breaching party contained herein shall be false, and any cost and expenses (including reasonable attorneys' fees) incurred by the other party in connection with any claim, action, suit, proceeding, demand, assessment or judgment incident to any of the foregoing.

7.            This instrument, including its exhibits and attachments, contains the entire agreement between the parties relating to the assignment of the Assigned IP.  This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.  This Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto, except as hereinabove expressly provided.  This Agreement will be governed by and construed in accordance with the laws of the State of New York, as applied to agreements entered into and fully performed therein by residents thereof, without regard to conflict of law principles or rules.  The parties hereby consent to the jurisdiction of the Courts of the State of New York and venue in County of New York for the purposes of commencing any action, lawsuit, motion or proceeding to enforce or interpret any provision of this Agreement.  In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, that either party drafted this Agreement.  Each party has been advised by legal counsel or has had the opportunity to do so in connection with this Agreement. The Agreement may be executed in two or more counterparts and may be delivered by facsimile or by electronic mail in portable document format or other means intended to preserve the original graphic content of a signature.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement the day and year first above written.

ECA World Fitness Alliance, a Delaware corporation	ECA360 Corp., a Nevada corporation

	By:	HOWARD SICHEL
CAROL SCOTT	Name:	Howard Sichel, President
Carol Scott, CEO
MeeMee Media, Inc.

CAROL SCOTT
Carol Scott, Individually	By:	MARTIN DOANE
Martin Doane, CEO

SCHEDULE 1

RELATED INTELLECTUAL PROPERTY

URL:            www.ECAworldfitness.com and all related domain names

Other Intellectual Property Rights:

•	ECA membership database

•	ECA conference website

•	ECA online membership registration platform

•	All software licenses

•	All trademarks and logos

•	ECITP (East Coast Instructor Program) manuals and discs